As filed with the Securities and Exchange Commission on March 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-1185706
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

113 King Street

Armonk, New York 10504

(Address of Principal Executive Offices including Zip Code)

MBIA Inc. 2005 Non-Employee Director

Deferred Compensation Plan

(Full title of the Plan)

Ram D. Wertheim, Esq.

Executive Vice President, Chief Legal Officer and Secretary

MBIA Inc.

113 King Street

Armonk, New York 10504

(914) 765-3945

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	200,000 (1)	$13.06 (2)	$2,612,000 (2)	$340.00

(1)	Consists of Shares of Common Stock of MBIA Inc. to be issued under the MBIA Inc. 2005 Non-Employee Director Deferred Compensation Plan, as amended (the “Plan”).
(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon an assumed price of $13.06 per share, which is the average of the high and low prices of MBIA Inc. Common Stock on February 26, 2014, as reported on the New York Stock Exchange Consolidated Tape.

EXPLANATORY NOTE

MBIA Inc. (the “Company”) is filing this registration statement in accordance with Instruction E to Form S-8 to register 200,000 additional shares of common stock, par value $1.00 per share (the “Common Stock”) of the Company that may be issuable pursuant to the MBIA Inc. 2005 Non-Employee Director Deferred Compensation Plan, as amended (the “Plan”).

The contents of the Company’s original Registration Statement on Form S-8, Registration Statement No. 333-84300, filed on March 14, 2002, and additional Registration Statements on Form S-8, Registration Statement No. 333-152894, filed on August 8, 2008, and Registration Statement No. 333-190738, filed on August 20, 2013, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York on March 5, 2014.

MBIA INC.

By:	/s/ Joseph W. Brown
Joseph W. Brown
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each undersigned does hereby make, constitute and appoint each of Ram D. Wertheim and Andrew P. Hughes as his or her true and lawful attorney-in-fact and agent, in his or her name, place and stead, to execute on his or her behalf, as an officer and/or director of MBIA Inc. (the “Company”), the Registration Statement of the Company on Form S-8 (the “Registration Statement”) for the registration of shares of the Company’s common stock, par value $1.00 (the “Common Stock”), in connection with the MBIA Inc. 2005 Non-Employee Director Deferred Compensation Plan and any and all amendments (including post-effective amendments) to the Registration Statement, and file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Act”), and any and all other instruments which said attorney-in-fact and agent deem necessary or advisable to enable the Company to comply with the Act, the rules, regulations and requirements of the SEC in respect thereof, and the securities or Blue Sky laws of any State or governmental subdivision, giving and granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his or her said attorney-in-fact and agent or substitutes may or shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 5th day of March, 2014.

/s/ Joseph W. Brown Joseph W. Brown	Chief Executive Officer and Director	/s/ David A. Coulter David A. Coulter	Director

/s/ C. Edward Chaplin C. Edward Chaplin	President, Chief Financial Officer and Chief Administrative Officer	/s/ Steven J. Gilbert Steven J. Gilbert	Director

/s/ Douglas C. Hamilton Douglas C. Hamilton	Assistant Vice President and Controller	/s/ Charles R. Rinehart Charles R. Rinehart	Director

/s/ Daniel P. Kearney Daniel P. Kearney	Chairman and Director	/s/ Theodore Shasta Theodore Shasta	Director

/s/ Maryann Bruce Maryann Bruce	Director	/s/ Richard C. Vaughan Richard C. Vaughan	Director

/s/ Sean D. Carney Sean D. Carney	Director

Index to Exhibits

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company, dated May 5, 2005, incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

4.2	Company’s By-laws as Amended as of July 14, 2009, incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on July 16, 2009.

5	Opinion of Day Pitney LLP as to the legality of securities to be registered (filed herewith).

10.1	MBIA Inc. 2005 Non-Employee Director Deferred Compensation Plan, as amended as of February 6, 2014 (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Day Pitney LLP (included in Exhibit 5).

24.1	Powers of Attorney (included on signature page).

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